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Alaska Air Group, Inc.                                                             EXHIBIT 11
Computation of Earnings Per Common Share
(In thousands, except per share)

                                                   Three Months Ended       Six Months Ended
                                                        June 30,                June 30,
                                                   ------------------     -------------------
                                                     1995        1994        1995        1994
                                                   ------      ------      ------      ------
Primary -
 Net income                                        $7,021      $9,681     ($9,319)     $3,368
                                                   ======      ======      ======      ======

 Average number of shares outstanding              13,411      13,359      13,405      13,354
 Assumed exercise of stock options reduced
  by the number of shares purchased with
  the proceeds from exercise of such options           35           7           -          10
                                                   ------      ------      ------      ------
 Average shares as adjusted                        13,446      13,366      13,405      13,364
                                                   ======      ======      ======      ======

 Earnings per common share                          $0.52       $0.72      ($0.70)      $0.25
                                                   ======      ======      ======      ======

Fully Diluted -
 Net income                                        $7,021      $9,681     ($9,319)     $3,368
 After tax interest on convertible securities       2,206       2,396       4,314       4,744
                                                   ------      ------      ------      ------
 Income applicable to common shares                $9,227     $12,077     ($5,005)     $8,112
                                                   ======      ======      ======      ======

 Average number of shares outstanding              13,411      13,359      13,405      13,354
 Assumed exercise of stock options                     83           8          57          10
 Assumed conversion of 6.5% debentures                203           0         102           0
 Assumed conversion of 7.75% debentures               508         512         508         515
 Assumed conversion of 6.875% debentures            1,608       1,708       1,608       1,750
 Assumed conversion of 7.25% zero coupon notes      3,442       4,153       3,503       4,214
 Assumed conversion of preferred shares                 0           0           0           0
                                                   ------      ------      ------      ------
 Average shares as adjusted                        19,255      19,740      19,183      19,843
                                                   ======      ======      ======      ======

 Earnings per Common Share                          $0.48       $0.61      ($0.26)      $0.41
                                                   ======      ======      ======      ======
                                                                                *           *
* Anti-dilutive
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